Exhibit 99.1



Jeffrey A. Harris
Proxim Corporation  (PROX)
July 30, 2003

Designated Filer:                           Jeffrey A. Harris
Issuer & Ticker Symbol:                     Proxim Corporation  (PROX)
Date of Event Requiring Statement:          July 30, 2003

Note (1): On August 5, 2002, Warburg Pincus Private Equity VIII, L.P., a
          Delaware limited partnership ("WP VIII"), and certain affiliates thereof purchased (i) 1,421,334 shares of Proxim Corporation's (the "Company") Series A Convertible Preferred Stock, $0.01 par value per share ("Series A Preferred Stock"), at a price of $25.00 per share,
          (ii) warrants to purchase an aggregate of 5,813,890 shares of the Company's Common Stock (the "Common Stock") at an initial exercise price of $3.0559 per share (the "2002 Warrants") and (iii) Senior Convertible Promissory Notes (the "2002 Notes") in the aggregate principal amount of $29,466,650, with the purchase price paid in cash on August 5, 2002 (the "2002 Initial Closing"). On October 8, 2002, upon the approval by the Company's stockholders, the 2002 Notes that WP VIII and certain affiliates thereof purchased, automatically converted into 1,178,666 shares of Series A Preferred Stock and on October 9, 2002 (the "2002 Second Closing"), WP VIII and certain affiliates thereof received additional warrants (the "2002 Additional Warrants") to purchase an aggregate of 4,821,275 shares of the Company's Common Stock at an initial exercise price of $3.0559 per share. Each share of Series A Preferred Stock is convertible into Common Stock at an initial conversion price of $3.0559, and at an initial conversion rate of approximately 8.1809 shares of Common Stock for each share of Series A Preferred Stock converted, subject to certain adjustments as set forth in the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Proxim Corporation (the "Series A Preferred Certificate of Designations"). The liquidation preference of the Series A Preferred Stock accretes at an annual rate of 8%, compounded semi-annually, as more fully described in the Series A Preferred Certificate of Designations. The Series A Preferred Stock shall be redeemed by the Company on August 5, 2007 for an amount equal to the liquidation value then in effect plus all accrued and unpaid dividends. Each of the Series A Preferred Stock, the 2002 Warrants, the 2002 Notes and the 2002 Additional Warrants were issued pursuant to a Securities Purchase Agreement, dated as of June 16, 2002, as amended by Amendment No. 1 to the Purchase Agreement, dated August 5, 2002, by and among WP VIII, the Company and the other purchasers named therein. The total amount of funds required to purchase the securities issued at the 2002 Initial Closing and the 2002 Second Closing was $65 million and was paid in full at the 2002 Initial Closing. As of the date hereof, the total number of shares of Common Stock issuable upon conversion and exercise of the securities issued at the 2002 Initial Closing and the 2002 Second Closing is 33,616,574.

          The sole general partner of WP VIII is Warburg, Pincus & Co., a New York general partnership ("WP"). Warburg Pincus LLC, a New York limited liability company ("WP LLC"), manages WP VIII. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), WP VIII, WP and WP LLC may be deemed to be the beneficial owners of the shares of Common Stock into which the shares of Series A Preferred Stock and the 2002 Warrants issued at the 2002 Initial Closing are convertible and exchangeable, respectively, and may be deemed to be the beneficial owners of the shares of Series A Preferred Stock into which the 2002 Notes are convertible and the shares of Common Stock into which the 2002 Additional Warrants are exercisable, although WP and WP LLC disclaim beneficial ownership of the shares acquired at the 2002 Initial Closing and the 2002 Second Closing, except to the extent of any indirect pecuniary interest therein. Jeffrey A. Harris is a partner of WP and a member and managing director of WP LLC. As such, Mr. Harris may be deemed to be the beneficial owner (within the meaning of Rule 16a-1 under the 1934
          Act) of an indeterminate portion of the securities beneficially owned by WP and WP LLC. Mr. Harris is also a member of the board of directors of the Company. Mr. Harris disclaims any beneficial ownership of the securities reported herein as beneficially owned.

Note (2): Each share of Series A Preferred Stock is exercisable immediately and has no expiration date.

Note (3): The 2002 Warrants and 2002 Additional Warrants to purchase Common
          Stock are exercisable immediately.